Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT OF
TERRA MERGER SUB, LLC

This Limited Liability Company Agreement (“Agreement”) of Terra Merger Sub, LLC, a Delaware limited liability company (“Company”), is made effective as of September 26, 2022, by Terra Property Trust, Inc., a Maryland corporation, its sole member (the “Member”). Capitalized terms used and not defined herein shall have the meanings given to such terms in Article I.

WHEREAS, the Company was formed as a limited liability company on April 29, 2022 by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to and in accordance with the Act; and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the undersigned hereby declares the following to be the Limited Liability Company Agreement of the Company as of the date hereof:

ARTICLE I DEFINITIONS AND TERMS

SECTION 1.01. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Capital Contribution” means the total amount of cash and/or the fair market value of any other assets contributed or deemed contributed to the Company by the Member.

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on April 29, 2022 to form the Company pursuant to the Act, and as amended, modified, supplemented, or restated from time to time, as the context requires.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Interest” means the ownership interest in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Member” shall have the meaning set forth in the preamble to this Agreement.

“Officer” shall have the meaning set forth in Section 7.02.

“Person” has the meaning set forth in the Act.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun sh all include the corresponding masculine, feminine, and neuter forms. All references herein to Articles, Sections, and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II FORMATION; PURPOSE; TERM

SECTION 2.01. Name. The name of the Company shall be as set forth in the preamble hereof. All business of the Company shall be conducted under such name, and title to all property, real, personal, or mixed, owned by, or leased to the Company shall be held in such name. Notwithstanding the preceding sentence, the Member may change the name of the Company or adopt such trade or fictitious names as it may determine from time to time.

SECTION 2.02. Principal Place of Business. The principal place of business of the Company shall be located at 205 West 28th Street, 12th Floor, New York, NY 10001, or such other location as the Member may from time to time designate.

SECTION 2.03. Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware sha ll be that person and location reflected in the Certificate. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

SECTION 2.04. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any a nd all activities necessary or incidental thereto.

SECTION 2.05. Term. The term of the Company commenced on the date of filing of the Certificate in the Office of the Secretary of State of the State of Delaware and shall be perpetual unless the Company is dissolved and terminated in accordance with Article VIII.

ARTICLE III LIABILITY; INDEMNIFICATION

SECTION 3.01. Limitation on Liability. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member or participating in the management of the Company.

SECTION 3.02. Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys' fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 3.02 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other Person shall have any personal liability on account thereof.

ARTICLE IV MEMBER; CAPITAL

SECTION 4.01    Initial Member. The Member owns 100% of the Interests in the Company.
The mailing address of the Member is as set forth on the signature page of this Agreement.

SECTION 4.02 Capital Contributions. Upon execution of the agreement, the Member’s initial Capital Contribution, if any, shall be set forth in the books and records of the Company. The Member may, but is not required to, make additional Capital Contributions as it may from time to time deem necessary or appropriate.

SECTION 4.03. Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend or restate this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a counterpart to this Agreement, as so amended or restated.

SECTION 4.04. Certificates. The Company will not issue any certificates to evidence ownership of Interests.

ARTICLE V DISTRIBUTIONS

SECTION 5.01. Distributions. Except as otherwise provided in the Act, distributions may be made by the Company to the Member at such times and in such amounts as the Member shall determine.

ARTICLE VI BOOKS AND RECORDS

SECTION 6.01. Books and Records. The Member shall keep or cause to be kept complete and accurate books of account and records that shall reflect all transactions and other matters and include all documents and other materials with respect to the Company’s business. The books of the Company shall at all times be maintained at the principal office of the Company or at such other location as the Member determines.

ARTICLE VII MANAGEMENT OF THE COMPANY

SECTION 7.01. Management. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

SECTION 7.02. Officers. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The initial Officers of the Company shall be:

Vikram S. Uppal	Chief Executive Officer and President
Gregory M. Pinkus	Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary

ARTICLE VIII DISSOLUTION AND LIQUIDATION

SECTION 8.01. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company's existence is continued pursuant to the Act.

SECTION 8.02.    Liquidation and Winding Up.

(a)    Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue. The costs of liquidation shall be borne as a Company expense. The Member, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in this Article VIII.

(b)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(c)    Notwithstanding the foregoing provisions, the Member may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article VIII.

SECTION 8.03. Certificate of Cancellation. Upon the completion of the winding up of the Company, the Member shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

ARTICLE IX
TAX STATUS; INCOME AND DEDUCTIONS

SECTION 9.01. Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

SECTION 9.02. Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

ARTICLE X MISCELLANEOUS

SECTION 10.01. Amendments and Consents. This Agreement may be modified or amended only by and with the written consent of the Member.

SECTION 10.02. Benefits of Agreement. This Agreement shall not confer any rights or remedies upon, and none of the provisions of this Agreement shall be enforceable by, any Person apart from the Member and its respective successors and permitted assigns.

SECTION 10.03. Integration. This Agreement constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements in connection therewith. No covenant, representation, or condition not expressed in this Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement.

SECTION 10.04. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

SECTION 10.05. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

SECTION 10.06. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to its conflict of law principles.

[Signature on following page]

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been duly executed effective as of the date first set forth above.

Member:

TERRA PROPERTY TRUST, INC.

By: /s/ Gregory M. Pinkus
Name: Gregory M. Pinkus
Title: Chief Financial Officer and Chief Operating Officer Address:
205 West 28th Street
12th Floor
New York, NY 10001

Signature Page to Limited Liability Company Agreement of Terra Merger Sub, LLC